AMENDMENT NO. 2 TO SCHEDULE A
to the
INVESTMENT SUB-ADVISORY AGREEMENT
Dated June 9, 2023
among
Empowered Funds, LLC, Astoria Portfolio Advisors LLC, and EA Series Trust
The Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily at an annual rate based on the daily net assets of the respective Fund in accordance with the following fee schedule:

Sub-Advisory Fee Schedule
Funds	Fee	Effective
Astoria US Equal Weight Quality Kings ETF	0.25%	June 9, 2023
Astoria US Quality Growth Kings ETF	0.18%	September 6, 2024
Astoria International Quality Growth Kings ETF	0.29%	September 6, 2024
Astoria US Small Cap Quality Growth Kings ETF	0.23%	Upon launch
Astoria Dynamic Core US Fixed Income ETF	0.24%	Upon launch
Astoria US Enhanced Core Equity ETF	0.23%	Upon launch
IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 2 by their respective duly authorized officers as of April 25, 2025.

EMPOWERED FUNDS, LLC		EA SERIES TRUST
By:	/s/ Sean Hegarty	By:	/s/ Michael Barolsky

Name:	Sean Hegarty	Name:	Michael Barolsky
Title:	Chief Operating Officer	Title:	Vice President and Secretary

ASTORIA PORTFOLIO ADVISORS LLC
By:	/s/ John Davi

Name:	John Davi
Title:	Chief Executive Officer & Chief Information Officer

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